SHARE EXCHANGE AGREEMENT


                      CHINA INTERNATIONAL ENTERPRISES CORP.



                               FOR THE EXCHANGE OF

                                  CAPITAL STOCK

                                       OF

                                MOVING BYTES INC.


                           DATED AS OF AUGUST 15, 2005


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                            SHARE EXCHANGE AGREEMENT

      This SHARE EXCHANGE AGREEMENT, dated as of August 15, 2005, (the "Agreement") by and among CHINA INTERNATIONAL ENTERPRISES CORP., a Delaware corporation ("CIEC"), HENG XING TECHNOLOGY GROUP DEVELOPMENT LIMITED, a British Virgin Islands corporation ("XHT"), Moving Bytes Inc. (hereinafter "MBYTF"), incorporated under the laws of Canada, all of the shareholders of CIEC, whose names and addresses are set forth on Exhibit A attached hereto ("SHAREHOLDERS") and GUZOV OFSINK, LLC, as escrow agent (the "Escrow Agent")

      WHEREAS, CIEC is a Delaware corporation which owns 100% of the issued and outstanding shares of Common Stock, par value $1.00 per share, of XHT;

      WHEREAS, XHT owns 100% of the issued and outstanding shares of Shenzhen Hengtaifeng Technology Co., Ltd., (hereinafter referred to as "HFT") a company organized under the laws of China, located at No. 5, Floor 6, Block A, Skyworth Building, Hi-tech Industrial Park, Nanshan District, Shenzhen, 518057, P.R. China;

      WHEREAS, SHAREHOLDERS own 100% of the issued and outstanding shares of Common Stock, par value $.001 per share, of CIEC (the " CIEC Shares");

      WHEREAS, SHAREHOLDERS believe it is in their best interest to exchange the CIEC Shares for Common Shares of MBYTF ("MBYTF Shares"), and MBYTF believes it is in its best interests to acquire the CIEC Shares in exchange for MBYTF Shares, upon the terms and subject to the conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                       EXCHANGE OF SHARES FOR COMMON STOCK

      Section 1.1 Agreement to Exchange Shares for Common Stock. On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, SHAREHOLDERS shall sell, assign, transfer, convey and deliver the CIEC Shares (representing 9,970,000 CIEC Shares or 100% of the issued and outstanding CIEC Shares), to MBYTF, and MBYTF shall accept the CIEC Shares from the SHAREHOLDERS in exchange for the issuance to the SHAREHOLDERS of the number of MBYTF Shares set forth opposite the names of the SHAREHOLDERS on Exhibit A hereto.

      Section 1.2 Capitalization. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, MBYTF shall have authorized (a) an unlimited number of MBYTF Shares, of which 175,450,042 MBYTF Shares are issued and outstanding; (b) 10,000,000 shares of Class A Preferred Stock, no par value, of which no shares are issued or outstanding; and (c) 20,000,000 shares of Class B Preferred Stock, no par value, of which no shares are issued or outstanding.


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      Section 1.3 Closing. The closing of the exchange to be made pursuant to this Agreement (the "Closing") shall take place at 10:00 a.m. E.D.T. on the second business day after the conditions to closing set forth in Articles VI and VII have been satisfied or waived, or at such other time and date as the parties hereto shall agree in writing (the "Closing Date"), at the offices of the Escrow Agent, 600 Madison Avenue, 14th Floor, New York, New York 10022 (the "Escrow Agent"). At the Closing, SHAREHOLDERS shall deliver to MBYTF the stock certificates representing 100% of the CIEC Shares, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank. In full consideration and exchange for the CIEC Shares, MBYTF shall issue and exchange with SHAREHOLDERS 638,080,000 MBYTF Shares, representing 92.87 % of the issued and outstanding common stock of MBYTF giving effect to the issuance of the MBYTF Shares pursuant to this Agreement. After the execution of this Agreement and pending the Closing, the SHAREHOLDERS shall deposit all of the CIEC Shares and executed stock powers with the Escrow Agent and MBYTF shall instruct its transfer agent to issue certificates for the appropriate number of MBYTF Shares registered in the name of each SHAREHOLDER and to deliver all such MBYTF Shares to the Escrow Agent. The Escrow Agent shall hold and dispose of the CIEC Shares and MBYTF Shares in accordance with the provisions of Article X of this Agreement.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF MBYTF

      MBYTF hereby represents, warrants and agrees as follows:

      Section 2.1 Corporate Organization

            a. MBYTF is a corporation duly organized, validly existing and in good standing under the laws of Canada, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by MBYTF or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of MBYTF (a "MBYTF Material Adverse Effect");

            b. Copies of the Articles of Incorporation and By-laws of MBYTF, with all amendments thereto to the date hereof, have been furnished to CIEC and the SHAREHOLDERS, and such copies are accurate and complete as of the date hereof. The minute books of MBYTF are current as required by law, contain the minutes of all meetings of the Board of Directors of MBYTF from its date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors of MBYTF.

      Section 2.2 Capitalization of MBYTF. The authorized capital stock of MBYTF consists of (a) an unlimited number of Common Shares, of which 175,450,042 shares are issued and outstanding; (b) 10,000,000 shares of Class A Preferred


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Stock, no par value, of which no shares are issued or outstanding; and (c)
20,000,000 shares of Class B Preferred Stock, no par value, of which no shares are issued or outstanding. The parties agree that they have been informed of the issuances of these MBYTF Shares, and that all such issuances of MYBTF Shares pursuant to this Agreement will be in accordance with the provisions of this Agreement. All of the MBYTF Shares to be issued pursuant to this Agreement have been duly authorized and will be validly issued, fully paid and non-assessable and no personal liability will attach to the ownership thereof. As of the date of this Agreement there are outstanding and as of the Closing Date, there will be outstanding, options to purchase an aggregate of 3,000,000 MBYTF shares at an exercise price of $.075 per share. Except for the foregoing options, the MBYTF Shares are the only outstanding shares of capital stock of MBYTF, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of MBYTF, except as set forth on Schedule 2.2 hereto.

      Section 2.3 Subsidiaries and Equity Investments. MBYTF has no subsidiaries or equity interest in any corporation, partnership or joint venture, except as set forth in Schedule 2.3 hereto.

      Section 2.4 Authorization and Validity of Agreements. MBYTF has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MBYTF and the consummation by MBYTF of the transactions contemplated hereby have been duly authorized by all necessary corporate action of MBYTF, and no other corporate proceedings on the part of MBYTF are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

      Section 2.5 No Conflict or Violation. The execution, delivery and performance of this Agreement by MBYTF does not and will not violate or conflict with any provision of its Articles of Incorporation or By-laws, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under, or give to any other entity any right of termination, amendment, acceleration or cancellation of, any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which MBYTF is a party or by which it is bound or to which any of their respective properties or assets is subject, nor will it result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of MBYTF, nor will it result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which MBYTF is bound.

      Section 2.6 Consents and Approvals. Schedule 2.6 sets forth a true and complete list of each consent, waiver, authorization or approval of any governmental or regulatory authority, domestic or foreign, or of any other person, firm or corporation, and each declaration to or filing or registration


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with any such governmental or regulatory authority, that is required in connection with the execution and delivery of this Agreement by MBYTF or the performance by MBYTF of its obligations hereunder.


      Section 2.7 Absence of Certain Changes or Events. Since its inception and except as set forth on Schedule 2.7:

            a. MBYTF has operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations, prospects, net income or condition, financial or otherwise of MBYTF. As of the date of this Agreement, MBYTF does not know or have reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of MBYTF;

            b. there has not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of MBYTF or any redemption, purchase or other acquisition of any capital stock of MBYTF or any other of MBYTF's securities; and

            c. there has not been an increase in the compensation payable or to become payable to any director or officer of MBYTF.

      Section 2.8 Tax Matters. Except for tax returns for 2003 and 2004 which are currently being prepared and which will show that MYBYTF owes no tax for such years, all returns, reports, or information returns or other documents (including any relating or supporting information) required to be filed before the Closing in respect of MBYTF has been filed, are true, complete and correct and filed timely and MBYTF has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed. All Taxes of MBYTF have been paid or adequately provided for and MBYTF does not know or have any reason to know of any proposed additional tax assessment against MBYTF not adequately provided for in the Financial Statements. No deficiency for any Taxes has been asserted or assessed by a taxing authority against MBYTF and there is no outstanding audit examination, deficiency or refund litigation with respect to any Taxes of MBYTF. In the ordinary course, MBYTF makes adequate provision on its books for the payment of Taxes (including for any fiscal period which will include the date of this Agreement) owed by MBYTF. MBYTF has not executed an extension or waiver of any statute of limitations on the assessment or collection of tax that is currently in effect.

      To the best of the knowledge of MBYTF, there are no outstanding or contingent tax liabilities for incorrect treatment of income and expenses of MBYTF. MBYTF has not (a) waived any statute of limitations; (b) agreed to any extension of the period for assessment or collection; or (c) executed or filed


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any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force.


      "Taxes" shall, for purposes of this Agreement, mean all taxes, however denominated, including any interest, penalties or addition to tax that may become payable in respect thereof, imposed by any governmental body which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, receipts taxes, occupations taxes, real and personal property taxes, stamp taxes, transfer taxes, workman's compensation taxes and any other obligation of the same or a similar nature.

      Section 2.9. Absence of Undisclosed Liabilities. Except as set forth on
Schedule 2.9, MBYTF has no indebtedness or liability, absolute or contingent, known or unknown.

      Section 2.10. Interests in Real Property; Accounts Payable. MBYTF does not own any item of real property nor does it rent any property other than as set forth in Schedule 2.10(a). Attached as Schedule 2.10(b) is a list of all accounts payable and liabilities as of MBYTF as of the date of this Agreement.

      Section 2.11 Personal Property. MBYTF owns all personal property ("MBYTF Personal Property") purported to be owned by it as of the date hereof, in each case free and clear of all liens, except for those liens described in Schedule 2.11.

      Section 2.12 Compliance with Law. The operations of MBYTF have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over MBYTF and its assets, properties and operations. MBYTF has not received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to MBYTF or any of its assets, properties or operations.

      Section 2.13. Litigation. Except as set forth on Schedule 2.13, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best knowledge of MBYTF, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against MBYTF or any of its officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of MBYTF or the transactions contemplated by this Agreement, nor is any basis known to it for any such action, suit, proceeding or investigation. Schedule 2.13 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither MBYTF nor any of its assets or properties is subject to any order, writ, judgment, award, injunction or decree of any country, judicial, state or local court or governmental or regulatory authority or arbitrator.

      Section 2.14 Contracts. Schedule 2.14 sets forth a true and complete list of all material contracts, agreements and other instruments to which MBYTF is a


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party or otherwise relating to or affecting any of its assets, properties or operations.

      Section 2.15 Employee Plans. Schedule 2.15 lists every pension, savings, retirement, severance health, insurance or other employee benefit plan (collectively referred to herein as the "Plans") which MBYTF maintains, or has any obligation to contribute to and MBYTF is in compliance with such Plans.

      Section 2.16 Insurance. Schedule 2.16 lists the insurance and the aggregate coverage amount and type and generally applicable deductibles of all policies of title, liability, fire, casualty, business interruption, workers' compensation, disability and other forms of insurance insuring the properties, assets and operations of the business of MBYTF.

      Section 2.17 Labor Matters. MBYTF is not a party to any outstanding employment agreements or contracts with officers, directors or employees that are not terminable at will, or that provide for the payment of any bonus or commission.

      Section 2.18 Related Party Transactions. Except as set forth on Schedule 2.18, no shareholder or affiliate of MBYTF has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to MBYTF. Except as set forth in Schedule 2.18, no shareholder or affiliate of MBYTF, nor any officer or employee of any of them owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any person which is (a) a competitor, supplier, customer, landlord, tenant, creditor or debtor of MBYTF, (b) engaged in a business related to the business of MBYTF, or (c) a participant in any transaction to which MBYTF is a party or is a party to any contract with MBYTF.

      Section 2.19 Banks. Schedule 2.19 contains a complete and correct list of the names and locations of all banks in which MBYTF has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 2.19, no person holds a power of attorney to act on behalf of MBYTF.

      Section 2.20 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto are delivered in accordance with the terms hereby or on behalf of MBYTF in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein is not misleading.

      Section 2.21 Survival. Each of the representations and warranties set forth in this Article II shall be deemed represented and made by MBYTF at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary of the date of this Agreement.


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                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF CIEC AND SHAREHOLDERS

      CIEC, XHT (for itself and as attorney for HFT) and each of the SHAREHOLDERS, jointly and severally, represent, warrant and agree as follows:

      Section 3.1 Corporate Organization.

                  a. CIEC is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted and is duly qualified to do business in good standing in each jurisdiction in where the nature of the business conducted by CIEC or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of CIEC (a "CIEC Material Adverse Effect").

                  b. Copies of the Certificate of Incorporation and By-laws of
            CIEC, with all amendments thereto to the date hereof, have been furnished to MBYTF, and such copies are accurate and complete as of the date hereof. The minute books of CIEC are current as required by law, contain the minutes of all meetings of the Board of Directors of CIEC, and committees of the Board of Directors of CIEC from the date of incorporation to the date of this Agreement, and adequately reflect all material actions taken by the Board of Directors and committees of the Board of Directors of CIEC.

      Section 3.2 Capitalization of CIEC; Title to the CIEC Shares. On the Closing Date, immediately before the transactions to be consummated pursuant to this Agreement, CIEC shall have authorized (a) Sixty Million (60,000,000) CIEC Shares, of which 9,970,000 CIEC Shares will be issued and outstanding, and (b) One Million (1,000,000) shares of Preferred Stock, par value .001 per share, none of which shares shall be issued and outstanding. The CIEC Shares are the sole outstanding shares of capital stock of CIEC, and there are no outstanding options, warrants, agreements, commitments, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any shares of capital stock or any un-issued or treasury shares of capital stock of CIEC.

      Section 3.3 Subsidiaries and Equity Investments.

                  a. Schedule 3.3 sets forth: (i) the name of each corporation of which CIEC will own at the date of Closing, directly or indirectly, shares of capital stock having in the aggregate 10% or more of the total combined voting power of the issued and outstanding shares of capital stock entitled to vote generally in


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            the election of directors of such corporation (hereinafter referred to collectively as "Subsidiaries" and individually as a "Subsidiary") (ii) the name of each corporation, partnership, joint venture or other entity (other than the Subsidiaries) in which CIEC has, or pursuant to any agreement has the right to acquire at any time by any means, directly or indirectly, an equity interest or investment; (iii) in the case of each of such corporations described in clauses (i) and (ii) above, (A) the jurisdiction of incorporation, (B) the capitalization thereof and the percentage of each class of capital voting stock owned by CIEC, (C) a description of any contractual limitations on the holder's ability to vote or alienate such securities, (D) a description of any outstanding options or other rights to acquire securities of such corporation, and (E) a description of any other contractual provision to which CIEC is subject which would materially limit or impair any of CIEC's ownership of such entity or interest or its ability to effectively exercise the full rights of ownership of such entity or interest; and (iv) in the case of each of such unincorporated entities, information substantially equivalent to that provided pursuant to clause (iii) above with regard to corporate entities.

                  b. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and assets and to conduct its business as now conducted. Each Subsidiary is duly qualified to do business as a foreign corporation in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary and is duly qualified to do business in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification and being in good standing necessary, except where the failure to be so qualified and in good standing will not have a material adverse effect on the business, operations, properties, assets, condition or results of operation of CIEC. All the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable. CIEC owns of record and beneficially such amounts of securities of the Subsidiaries as are identified in
            Schedule 3.3 hereto and, aside from the items identified in Schedule 3.3, CIEC owns such securities free and clear of any liens, claims, charges, security interests or other legal or equitable encumbrances, limitations or restrictions. There are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any issued or unissued shares of capital stock of any Subsidiary.

      Section 3.4 Authorization and Validity of Agreements. CIEC has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by CIEC and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part


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of CIEC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each SHAREHOLDER which is not a natural person ("Entity Shareholder") and the consummation of the transactions contemplated hereby by each Entity Shareholder have been duly authorized by all necessary action by the Entity Shareholder and no other proceedings on the part of CIEC or any SHAREHOLDER are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.


      Section 3.5 No Conflict or Violation. Except as otherwise set forth on
Schedule 3.5, the execution, delivery and performance of this Agreement by CIEC or any SHAREHOLDER does not and will not violate or conflict with any provision of the constituent documents of CIEC, and does not and will not violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, nor violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under or give to any other entity any right of termination, amendment, acceleration or cancellation of any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which CIEC is a party or by which it is bound or to which any of its respective properties or assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of CIEC, nor result in the cancellation, modification, revocation or suspension of any of the licenses, franchises, permits to which CIEC is bound.


      Section 3.6 CIEC Financial Statements. CIEC has heretofore furnished to MBYTF audited financial statements of (a) XHT as of December 31, 2004 and for the years ended December 31, 2004 and 2003; (b) HFT as of and for the year ended December 31, 2003; and (c) CIEC as of January 31, 2005 and for the period from January 13, 2005 (inception) to January 31, (collectively, the "CIEC Financial Statements"). The CIEC Financial Statements, including the notes thereto:

            a. were prepared in accordance with United States generally accepted accounting principles ("US GAAP"); and

            b. present fairly, in all material respects, the financial position, results of operations and changes in financial position of XHT, HFT and CIEC as of the dates and for the periods indicated.

      Section 3.7. Absence of Certain Changes or Events. Since December 31, 2004, and except:

            i.    as contemplated by this Agreement; or

            ii.   as set forth on Schedule 3.7:

      a. CIEC, XHT and HFT have operated in the ordinary course of business consistent with past practice and there has not been any material adverse change in the assets, properties, business, operations,


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

            prospects, net income or condition, financial or otherwise of either. CIEC does not know or has reason to know of any event, condition, circumstance or prospective development which threatens or may threaten to have a material adverse effect on the assets, properties, operations, prospects, net income or financial condition of CIEC, XHT or HFT;

      b. There has not been any substantive change in any method of accounting or accounting practice of CIEC, XHT or HFT;

      c. there have not been any declaration, setting aside or payment of dividends or distributions with respect to shares of capital stock of CIEC, XHT or HFT or any redemption, purchase or other acquisition of any capital stock of CIEC, XHT or HFT or any other of their securities; and

      d. there has not been any increase in the compensation payable or to become payable to any director, officer or employee of CIEC, XHT or HFT other than pursuant to employment agreements or consistent with prior past practices.

      Section 3.8 Tax Matters. All returns, reports, or information return or other document (including any relating or supporting information) required to be filed before the Closing in respect of CIEC, XHT and HFT have been filed, and each has paid, accrued or otherwise adequately reserved for the payment of all Taxes required to be paid in respect of the periods covered by such returns and has adequately reserved for the payment of all Taxes with respect to periods ended on or before the Closing for which tax returns have not yet been filed.

      To the best of the knowledge of XHT and the SHAREHOLDERS, there are no outstanding or contingent tax liabilities for incorrect treatment of income and expenses of CIEC, XHT or HFT. Neither CIEC, XHT, nor HFT has (a) waived any statute of limitations; (b) agreed to any extension of the period for assessment or collection; or (c) executed or filed any power of attorney with respect to any Taxes, which waiver, agreement or power of attorney is currently in force.


      Section 3.9 Absence of Undisclosed Liabilities. Except as set forth on
Schedule 3.9, neither CIEC, XHT nor HFT have any indebtedness or liability, absolute or contingent, known or unknown, which is not shown or provided for on the balance sheet of XHT as of December 31, 2004 other than liabilities incurred or accrued in the ordinary course of business since December 31, 2004. Except as shown in such balance sheet or in the notes to the CIEC Financial Statements, neither CIEC, XHT nor HFT are directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

      Section 3.10 Interests in Real Property. HFT owns all real property


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

purported to be owned by it as of the date hereof, in each case free and clear of all liens, except for those liens described in Schedule 3.10.

      Section 3.11 Compliance with Law. The operations of CIEC, XHT and HFT have been conducted in accordance with all applicable laws, regulations, orders and other requirements of all courts and other governmental or regulatory authorities having jurisdiction over CIEC, XHT, HFT and their assets, properties and operations, including, without limitation, all such laws, regulations, orders and requirements promulgated by or relating to consumer protection, equal opportunity, health, environmental protection, architectural barriers to the handicapped, fire, zoning and building and occupation safety, except where such non-compliance would not have a CIEC Material Adverse Effect. Neither CIEC, XHT nor HFT have received notice of any violation of any such law, regulation, order or other legal requirement, and is not in default with respect to any order, writ, judgment, award, injunction or decree of any national, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to CIEC, XHT or HFT or any of their assets, properties or operations.

      Section 3.12 Litigation. Except as disclosed in Schedule 3.12, there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the best of the CIEC'S knowledge, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against CIEC, XHT, HFT or any of their officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of CIEC, XHT or HFT or the transactions contemplated by this Agreement, nor is any basis known to CIEC for any such action, suit, proceeding or investigation. Schedule 3.12 sets forth a list and a summary description of all such pending actions, suits, proceedings, disputes or investigations. Neither CIEC, XHT, HFT, nor any of their assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, that would have a CIEC Material Adverse Effect on its assets, properties, operations, prospects, net income or financial condition or which would or might interfere with the transactions contemplated by this Agreement.


      Section 3.13 Investment Intent. The MBYTF Shares will be acquired hereunder solely for the account of the SHAREHOLDERS, for investment, and not with a view to the resale or distribution thereof.

      Section 3.14 Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereby by or on behalf of CIEC or the SHAREHOLDERS in connection with the transactions contemplated by this Agreement, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

      Section 3.15 Survival. Each of the representations and warranties set forth in this Article III shall be deemed represented and made by CIEC and the SHAREHOLDERS at the Closing as if made at such time and shall survive the Closing for a period terminating on the second anniversary.

                                   ARTICLE IV

                                    COVENANTS

      Section 4.1 Certain Changes and Conduct of Business.

            a. From and after the date of this Agreement and until the Closing Date, MBYTF shall conduct its business solely in the ordinary course consistent with past practices and, in a manner consistent with all representations, warranties or covenants of MBYTF, and without the prior written consent of CIEC will not, except as required or permitted pursuant to the terms hereof:

      i. make any material change in the conduct of its businesses and/or operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

      ii. make any change in its Articles of Incorporation or By-laws; issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any security convertible into or exchangeable for its capital stock or alter in any material term of any of its outstanding securities or make any change in its outstanding shares of capital stock or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

      iii. A. incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices; or

            B. issue any securities convertible or exchangeable for debt or equity securities of MBYTF;

      iv. make any sale, assignment, transfer, abandonment or other conveyance of any of its assets or any part thereof, except pursuant to transactions in the ordinary course of business consistent with past practice;

      v. subject any of its assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have an MBYTF Material Adverse Effect;

      vi. acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

      vii. enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

      viii. make or commit to make any material capital expenditures;

      ix. pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its affiliates;

      x. guarantee any indebtedness for borrowed money or any other obligation of any other person;

      xi. fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date hereof;

      xii. take any other action that would cause any of the representations and warranties made by it in this Agreement not to remain true and correct in all material aspect;

      xiii. make any material loan, advance or capital contribution to or investment in any person;

      xiv. make any material change in any method of accounting or accounting principle, method, estimate or practice;

      xv. settle, release or forgive any claim or litigation or waive any right;

      xvi.  commit itself to do any of the foregoing.

      b. From and after the date of this Agreement, each of CIEC, XHT and HFT will:

            1. continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for its current use;

            2. file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against it, unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

            3. continue to conduct its business in the ordinary course consistent with past practices;

            4. keep its books of account, records and files in the ordinary course and in accordance with existing practices; and

            5. continue to maintain existing business relationships with suppliers.

      Section 4.2 Access to Properties and Records. CIEC shall afford MBYTF'S accountants, counsel and authorized representatives, and MBYTF shall afford to CIEC'S accountants, counsel and authorized representatives full access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement) to all of such parties' properties, books, contracts, commitments and records and, during such period, shall furnish promptly to the requesting party all other information concerning the other party's business, properties and personnel as the requesting party may reasonably request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of or the conditions to the obligations of any party.

      Section 4.3 Negotiations. From and after the date hereof until the earlier of the Closing or the termination of this Agreement, no party to this Agreement nor its officers or directors (subject to such director's fiduciary duties) nor anyone acting on behalf of any party or other persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any person, firm, or other entity or group concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transaction involving any party. A party shall promptly communicate to any other party any inquiries or communications concerning any such transaction which they may receive or of which they may become aware of.

      Section 4.4 Consents and Approvals. The parties shall:

      i. use their reasonable commercial efforts to obtain all necessary consents, waivers, authorizations and approvals of all governmental and regulatory authorities, domestic and foreign, and of all other persons, firms or corporations required in connection with the execution, delivery and performance by them of this Agreement; and

      ii. diligently assist and cooperate with each party in preparing and filing all documents required to be submitted by a party to any governmental or regulatory authority, domestic or foreign, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained connection in with such transactions.

      Section 4.5 Public Announcement. Unless otherwise required by applicable law, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and shall not issue any such press release or make any such public statement prior to such consultation.

      Section 4.6 Stock Issuance. From and after the date of this Agreement until the Closing Date, neither MBYTF, CIEC, XHT nor HFT shall issue any additional shares of its capital stock, except as described in MBYTF's stock option agreement with Mark Smith.

      Section 4.7 Notwithstanding anything to the contrary contained herein, it is herewith understood and agreed that both CIEC and MYBTF may enter into and conclude agreements and/or financing transactions as same relate to and/or are contemplated by any separate written agreements either: (a) annexed hereto as exhibits; or (b) entered into by MBYTF with CIEC executed by both parties subsequent to the date hereof. These Agreements shall become, immediately upon execution, part of this Agreement and subject to all warranties, representations and conditions contained herein.


                                    ARTICLE V

              CONDITIONS TO OBLIGATIONS OF CIEC ANF SHAREHOLDERS

      The obligations of CIEC and the SHAREHOLDERS to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by both CIEC and the SHAREHOLDERS in their sole discretion:

      Section 5.1 Representations and Warranties of MBYTF. All representations and warranties made by MBYTF in this Agreement shall be true and correct on and as of the Closing Date as if again made by MBYTF as of such date.

      Section 5.2 Agreements and Covenants. MBYTF shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      Section 5.3 Consents and Approvals. Consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement shall be in full force and effect on the Closing Date.

      Section 5.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of MBYTF shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

      Section 5.5 Return of MBYTF Shares by Warner Technology and Investments Corp. Warner Technology and Investment Corp. ("Warner") shall have surrendered to MBYTF for cancellation, a certificate or certificates for an aggregate of 126,446,065 MBYTF Shares so that after such transfer, Warner shall own 12,800,000 MBYTF Shares.

      Section 5.6 Other Closing Documents. CIEC shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of MBYTF or in furtherance of the transactions contemplated by this Agreement as CIEC or its counsel may reasonably request.


                                   ARTICLE VI

                       CONDITIONS TO OBLIGATIONS OF MBYTF

      The obligations of MBYTF to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by MBYTF in its sole discretion,.

      Section 6.1 Representations and Warranties of CIEC. All representations and warranties made by CIEC in this Agreement shall be true and correct on and as of the Closing Date as if again made by CIEC on and as of such date.

      Section 6.2 Agreements and Covenants. CIEC shall have performed and complied in all material respects to all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

      Section 6.3 Consents and Approvals. All consents, waivers, authorizations and approvals of any governmental or regulatory authority, domestic or foreign, and of any other person, firm or corporation, required in connection with the execution, delivery and performance of this Agreement, shall have been duly obtained and shall be in full force and effect on the Closing Date.

      Section 6.4 No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any government or governmental or regulatory authority, domestic or foreign, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby, or which materially and adversely affects the assets, properties, operations, prospects, net income or financial condition of MBYTF, taken as a whole, shall be in effect; and no action or proceeding before any court or government or regulatory authority, domestic or foreign, shall have been instituted or threatened by any government or governmental or regulatory authority, domestic or foreign, or by any other person, or entity which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

      Section 6.5. Filing of Form 8-K and Payment of Fee to American Union Securities, Inc. MBYTF shall have filed a Current Report on Form 8-K with the Securities and Exchange Commission to report the acquisition of CIEC and American Union Securities, Inc. ("AUS") shall have received a fee from HFT in the amount of $100,000 prior to the filing by MBYTF of the Form 8-K referred to in this sentence (the "8-K Fee").

      Section 6.6. Other Closing Documents. MBYTF shall have received such other certificates, instruments and documents in confirmation of the representations and warranties of CIEC or in furtherance of the transactions contemplated by this Agreement as MBYTF or its counsel may reasonably request.



                                   ARTICLE VII

                           TERMINATION AND ABANDONMENT

      SECTION 7.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the
Closing:

      a.    By the mutual written consent of SHAREHOLDERS, CIEC and MBYTF;

      b. By MBYTF, upon a material breach of any representation, warranty, covenant or agreement on the part of CIEC or the SHAREHOLDERS set forth in this Agreement, or if any representation or warranty of CIEC or the SHAREHOLDERS shall become untrue, in either case such that any of the conditions set forth in Article VI hereof would not be satisfied (a "CIEC Breach"), and such breach shall, if capable of cure, has not been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach;

      c. By CIEC, upon a material breach of any representation, warranty, covenant or agreement on the part of MBYTF set forth in this Agreement, or, if any representation or warranty of MBYTF shall become untrue, in either case such that any of the conditions set forth in Article V hereof would not be satisfied (a "MBYTF Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a written notice from the non-breaching party setting forth in detail the nature of such breach;

      d. By either MBYTF or CIEC, if the Closing shall not have consummated before ninety (90) days after the date hereof; provided, however, that this Agreement may be extended by written notice of either CIEC or MBYTF, if the Closing shall not have been consummated as a result of MBYTF or CIEC having failed to receive all required regulatory approvals or consents with respect to this transaction or as the result of the entering of an order as described in this Agreement; and further provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before this date.

      e. By either CIEC or MBYTF if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use its best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

      Section 7.2 Procedure Upon Termination. In the event of termination and abandonment of this Agreement by CIEC or MBYTF pursuant to Section 7.1, written notice thereof shall forthwith be given to the other parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a breach of any provision of this Agreement occurring before such termination.

                                  ARTICLE VIII

                             POST-CLOSING AGREEMENTS

      Section 8.1 Consistency in Reporting. Each party hereto agrees that if the characterization of any transaction contemplated in this agreement or any ancillary or collateral transaction is challenged, each party hereto will testify, affirm and ratify that the characterization contemplated in such agreement was the characterization intended by the party; provided, however, that nothing herein shall be construed as giving rise to any obligation if the reporting position is determined to be incorrect by final decision of a court of competent jurisdiction.


Section 8.2 Indemnification.

      a. Obligation of MBYTF to Indemnify. MBYTF hereby agrees to indemnify, defend and hold harmless CIEC, XHT, HFT, the SHAREHOLDERS and their respective directors, officers, equity holders, agents, affiliates, successors and permitted assigns or each of them from and against, and shall pay and/or reimburse the foregoing persons for, any and all losses, liabilities, claims, obligations, damages and costs and expenses (including reasonable attorneys' fees and disbursements and other costs incurred or sustained by an Indemnitee (as defined below) in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party (as defined below) or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (collectively, "Losses"), relating to or arising out of the breach of any representation, warranty, covenant or agreement of MBYTF hereunder.

      b. Obligation of CIEC, XHT to Indemnify. CIEC, XHT and the SHAREHOLDERS shall jointly and severally indemnify, defend and hold harmless MBYTF and its directors, officers, shareholders, agents, affiliates, successors and permitted assigns from and against, and shall pay and/or reimburse the foregoing persons for, any and all Losses relating to or arising out of the breach of any representation, warranty, covenant or agreement of CIEC or the SHAREHOLDERS contained in this Agreement.

      c. Notice to Indemnifying Party. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 8.2(a) or 8.2(b) hereof, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee's receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this
            Section 8.2(c), compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted liability, it shall within thirty
            (30) days (or sooner, if the nature of the asserted liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted liability. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

      d. Adjustment to Indemnification. Notwithstanding anything contained in this Section 8.2 to the contrary, no Indemnifying Party will be obligated to indemnify an Indemnitee and hold it harmless from and against any punitive, consequential or indirect damages, or any asserted or established claim for any damages which provides for recovery based on any multiple of losses, multiple of lost profits or multiple of lost anticipated profits. The determination of any loss for which indemnification may be claimed under this Section 8.2 shall be net of any tax (or other) benefit derived, insurance proceeds or third party reimbursement received or recoverable (but adjusted for any tax incurred as a result of the receipt of such amounts) by the party bearing such liability, claim, lien, encumbrance, charge, fine or penalty as a result thereof. The sole remedy of the parties hereto for any and all claims of the nature described in this Section 8.2 hereof shall be the indemnity set forth in such section.

      e. No Derivative Obligations. Each party acknowledges and agrees that the obligation to indemnify pursuant to this Section 8.2 shall be borne solely by t 6 12 the parties named in this agreement. No officer, director, employee or agent of any party to this agreement will be t 6 12 liable to indemnify any other party with respect to any Losses. Nor shall any officer, director, employee or agent of a party be otherwise liable for any breach of any term of this agreement, except in the event that the officer, director, employee or agent is found to have committed fraud in connection with this agreement that results in a party incurring Losses.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

      Section 9.1 Survival of Provisions. The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement, subject to Sections 2.21, 3.15 and 8.2. In the event of a breach of any of such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of such party on or before the Closing Date.

      Section 9.2 Publicity. No party shall cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other parties, unless a press release or announcement is required by law. If any such announcement or other disclosure is required by law, the disclosing party agrees to give the non-disclosing parties prior notice and an opportunity to comment on the proposed disclosure.

      Section 9.3 Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns; provided, however, that no party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties.

      Section 9.4 Investment Bankers, Financial Advisors, Brokers and Finders.

      a. CIEC represents and warrants to MBYTF that it has not employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

      b. CIEC represents and warrants to MBYTF that, except for its retention of American Union Securities, Inc., it has not employed the services of an investment banker, financial advisor, broker and finder in connection with this Agreement and transaction. CIEC acknowledges and agrees that CIEC is solely responsible for all fees of CIEC, XHT and HFT in connection herewith and therewith.

      Section 9.5 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses.

      Section 9.6 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses:

      If to CIEC, XHT or HFT, to:

      Mr. Li Yuan Qing
      Heng Xing Technology Group Development Limited, and
      Shenzhen Hengtaifeng Technology Co., Ltd.
      No. 5 Floor 6, Block A
      Skyworth Building
      Hi-tech Industrial Park
      Nanshan District
      Shenzhen 518057 P.R. China

      with a copy to:

      American Union Securities, Inc.
      100 Wall Street, 15th Floor
      New York, New York 10005
      Fax: 212-785-5867

      If to MBYTF, to:

      Moving Bytes Inc.
      100 Wall Street, 15th Floor
      New York, New York 10005
      Attn: Huakang Zhou
      Fax: 212-785-5867



or to such other persons or at such other addresses as shall be furnished by any party by like notice to the others, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed. No change in any of such addresses shall be effective insofar as notices under this

Section 9.6 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.6.

      Section 9.7 Entire Agreement. This Agreement, together with the exhibits hereto, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein or in the exhibits, certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

      Section 9.8 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible so as to be valid and enforceable.

      Section 9.9 Titles and Headings. The Article and Section headings contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

      Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

      Section 9.11 Convenience of Forum; Consent to Jurisdiction. The parties to this Agreement, acting for themselves and for their respective successors and assigns, without regard to domicile, citizenship or residence, hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of, the courts of the State of New York located in County of New York, and/or the United States District Court for the Southern District of New York, in respect of any matter arising under this Agreement. Service of process, notices and demands of such courts may be made upon any party to this Agreement by personal service at any place where it may be found or giving notice to such party as provided in Section 9.6.

      Section 9.12 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 9.13 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice of law provisions thereof.


                                    ARTICLE X

                                ESCROW PROVISIONS

      Section 10.1   Escrow Agent.

            MBYTF, CIEC and the SHAREHOLDERS hereby appoint Escrow Agent as escrow agent for the CIEC Shares and the MBYTF Shares in accordance with the terms and conditions set forth herein, and the Escrow Agent hereby accepts such appointment.

            (a) In the event that the CIEC Shares, the MBYTF Shares and the 8-K Fee are all not received by the Escrow Agent by November 15, 2005, the Escrow Agent shall have no obligation to accept any further documents hereunder, Escrow Agent shall promptly deliver the CIEC Shares back to the SHAREHOLDERS and the MBYTF Shares back to MBYTF and this Agreement shall be deemed to have been rescinded. If the Escrow Agent receives all of the CIEC Shares, the MBYTF Shares and the 8-K Fee, together with a letter signed by each of CIEC and MBYTF to the effect that all of the conditions for Closing have either been satisfied or validly waived, then the Escrow Agent shall deliver the CIEC Shares to MBYTF, the Form 8-K Fee to AUS and the MYBTF Share certificates to the appropriate SHAREHOLDERS.

            (b) Escrow Agent shall have no duties or responsibilities other than those expressly set forth herein. Escrow Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Escrow Agent shall be under no liability to the other parties hereto, or to anyone else, by reason of any failure, on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person, to perform such person's obligations under any such document. Except for amendments to this Agreement relating to escrowed items, the Escrow Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references hereto may be made herein and whether or not it has knowledge thereof.

            (c) Escrow Agent shall not be liable to any party or anyone else for any action taken, or omitted to be taken by it, or any action suffered by it to be taken or omitted, in good faith and acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report, or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any of the terms thereof, unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto.

            (d) Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, or of the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall the Escrow Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights, of the person executing or delivering or purporting to execute or deliver any document or property or this agreement. The Escrow Agent shall have no responsibility with respect to the use or application of any funds or other property paid or delivered by the Escrow Agent to the Company pursuant to the provisions hereof.

            (d) Escrow Agent shall have the right to assume, in the absence of written notice to the contrary from the proper person or persons, that a fact or an event, by reason of which an action would or might be taken by the Escrow Agent, does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to betaken or omitted, in good faith and in the exercise of its own best judgment, in reliance upon such assumption.

            (e) Escrow Agent will be indemnified and held harmless by CIEC and MBYTF from and against all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or proceeding involving any claim, or in connection with any claim or demand, which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, except for claims relating to willful misconduct or gross negligence by Escrow Agent or breach of this Agreement by Escrow Agent, or the monies or other property held by it hereunder.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



CHINA INTERNATIONAL
ENTERPRISES CORP.

By:____________________
      Li Yuan Qing

Title: Chief Executive Officer

HENG XING TECHNOLOGY GROUP
DEVELOPMENT LIMITED


By:   ________________________

Title:   ________________________




--------------------------
  Li Yuan Qing


-------------------------
  Qiu Zhen Liang


------------------------
  Chen Ling


------------------------
  Wang Ying

------------------------
 Yue Xin



-------------------------
  Zhang Yi


AMERICAN UNION SECURITIES, INC.


By:____________________
      John Leo

Title: President


--------------------------
  John Leo


--------------------------
  Liu Ming


CRANBERRY HEIGHTS GROUP, LTD.

By:____________________


Title:

                                    EXHIBIT A

Name and Address                   Number of CIEC Shares  Number of MBYTF Shares
of SHAREHOLDER                     Being Exchanged        to be Received
--------------                                            --------------


Li Yuan Qing                         5,400,000              345,600,000
Suite 2911-2912, 29th Floor
Two International Finance Centre
No. 8 Finance Street
Central, Hong Kong

Qiu Zhen Liang                       2,700,000              172,800,000
Building 86-306
Yuanling Xincun
Futian District
Shenzhen, PRC

Chen Ling                              900,000               57,600,000
5-402 Chiwei Building
South Huaquiang Road
Shenzhen, PRC

Yue, Xin                               250,000               16,000,000
701 East Linden Ave
Linden, NJ 07036


Zhang, Yi                              100,000                6,400,000
701 East Linden Ave
Linden, NJ 07036


American Union Securities, Inc.        300,000               19,200,000
Attn: John Leo
100 Wall Street, 15th Floor
New York, New York 10005


John Leo                               100,000                6,400,000
American Union
100 Wall Street, 15th Floor
New York, NY 10005

Cranberry Heights Group Ltd.           200,000
12,800,000
RR3 Box 3087
East Stroudsburg, Pennsylvania 18301



Liu, Ming                               20,000                1,280,000
136-14 Northern Blvd.
Suite 8E
Flushing,  New York 11354-6514

                                    SCHEDULES


2.2 MBYTF entered into a loan agreement with Huakang Zhou under which MBYTF may borrow up to $50,000 from Mr. Zhou. Pursuant to a Loan Forgiveness and Termination Agreement, the agreement shall be terminated and the indebtedness of MBYTF for all amounts loaned thereunder shall be forgiven.

2.3   None MYBTF does not have any subsidiaries and has no business operations

2.6   None

2.7   None

2.8   None

2.9

      On October 22, 2003, MBYTF received a demand notice from USAC for assessed USF fees related to its Business Communications Services business in the amount of $78,531 (the "First USAC assessment)". The First USAC Assessment included fees for the period of September 1, 2003 through September 30, 2003 during which period the Company did not sell any services subject to USF fees. On November 1, 2003 the Company paid the First USAC Assessment in full, inclusive of $50,637 paid directly by ComTech 21, LLC to USAC on behalf of MBI. The Company believes that it is owed a refund by USAC for the period of September 1, 2003 through September 30, 2003.

      On February 23, 2004, MBYTF received an invoice from USAC for assessed USF fees in the amount of $23,527 for the period of October 1, 2003 through December 31, 2003 (the Second USAC Assessment"). During the period of October 1, 2003 through December 31, 2003, MBI did not sell any services subject to USF fees. The Company believes that it is the policy of USAC to invoice assessments for USF fees for the entire calendar year, irrespective as to whether a company was actually in the business of providing telecommunications services assessable for USF fees for the entire year, and to provide a refund in the third calendar quarter of the following year for any amounts that were assessed incorrectly. Even though MBI did not provide any services subject to USF fees from September 1, 2003 forward it may have been required to pay the Second USAC Assessment and to subsequently apply for a refund.

      On October 30, 2003, MBYTF entered into a term purchase orders with Focal under which MBYTF became obligated for minimum payments of $3,767 per month through October 30, 2006 and payments of $350 per month on a month to month basis. MBYTF defaulted on payments to Focal. Focal engaged a collection agent to enforce payment under the agreement claiming MBYTF owed Focal $133,198 including interest and collection costs. Excess amounts claimed of $129,502 over amount recorded in accounts payable in 2003 will record as a loss on service agreement in the consolidated statement of operations in 2004. There can be no assurance that Focal will not take legal action to enforce its rights to collect. On June 30, 2004, the Company wound up and dissolved MBYTF.

2.10 and 2.11 As at December 31, 2004, MBYTF has no operating leases for office premises.

2.12 On February 25, 2005 the Alberta Securities Commission issued a Cease Trade Order (CTO) which declared the trading cease in the securities of Moving Bytes (MBYTF) in Alberta Canada. Immediately following the Alberta decision British Columbia issued a similar CTO. MBYTF had failed to file its interim unaudited financial statements for the periods ending June 30, 2004 and September 30, 2004 within the prescribed time with SEDAR. On March 10, 2005 MBYTF filed all interim reports, on June 28, 2005 the CTO's were revoked. On July 17, 2005 MBYTF was no longer required to be a reporting issuer in Canada.

 2.13 Effective September 9, 2003 MBYTF entered into a promissory note with DCA for $12,500 against payment of the final costs under MBYTF's billing agreement with DCA. The promissory note was due October 1, 2003 and included provisions for a payment of up to 4% of the principal amount as a late charge or, plus attorney's fees in the event of any collection action. MBYTF defaulted on the note and on May 26, 2004 DCA received a default judgment against MBYTF in the District Court of Oklahoma County, State of Oklahoma in the amount of $15,386. On September 21, 2004 DCA received a default judgment against MBYTF in the Superior Court, County of Sonoma, State of California to enforce the unpaid District Court of Oklahoma judgment plus reimbursement of filings fees in the amount of $296 and interest in the amount of $76. MBYTF has accrued $15,759 in liabilities from discontinued operations at December 31, 2004 related to DCA. Prior to its dissolution MBYTF did not have sufficient funds to pay the judgment. On June 30, 2004, MBYTF wound up and dissolved. To the extent that DCA takes action to enforce its rights, and is successful in enforcing its rights against MBYTF, there is substantial doubt that MBYTF could carry on as a going concern. See "Material Agreements - Telecommunications Agreements" and "Risk Factors - DCA Litigation".

To the best of its knowledge, MBYTF is not subject to any other active or pending legal proceedings or claims against it or any of its properties. However, from time to time, MBYTF may become subject to claims and litigation generally associated with any business venture.

2.14 Options agreements with Mark Smith to purchase 3,000,000 shares at an exercise price of .075 on or before the close of business on October 31, 2005 and Thomas Wharton to purchase 345,000 shares at an exercise price of .03 on or before March 11, 2010. Engagement agreement with accounting firm - Bagell Josephs & Co., LLC, Gibbsboro NJ. Contact Neil Levine, CPA. Tel:
856-346-2828 x120

2.16  None.

2.18 Hua Kang "David" Zhou and John Leo are directors of MBYTF and are direct or indirect participants in this Agreement.


2.19 Bank of America Account 4861-505337 New York, NY Access - John C. Leo and Hua Kang "David" Zhou


3.3 CIEC owns 100% of XHT, a British Virgin Islands corporation; XHT owns 100% of HFT, a corporation formed in Shenzhen Province, China

3.5   None

3.7   None

3.10  None

3.12   None